Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-8 No. 333-226661) pertaining to the 2018 Long Term Incentive Compensation Plan,

2.	Registration Statement (Form S-8 No. 333-198135) pertaining to the 2008 Long Term Incentive Compensation Plan,

3.	Registration Statement (Form S-8 No. 333-176723) pertaining to the 2008 Long Term Incentive Compensation Plan, and

4.	Registration Statement (Form S-8 No. 333-157669) pertaining to the 2008 Long Term Incentive Compensation Plan;

of our report dated February 24, 2017, except for the classification adjustments to the Consolidated Statements of Cash Flows related to the adoption of Accounting Standards Update 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, described in Note 4, as to which the date is March 1, 2018, the classification adjustments to the Consolidated Statements of Cash Flows related to the adoption of Accounting Standards Update No. 2016-18 Statement of Cash Flows (Topic 230): Restricted Cash, described in Note 4, as to which the date is February 28, 2019 and the classification adjustments to reportable segment information included in the Notes to the Consolidated Financial Statements, described in Note 15, as to which the date is February 28, 2019, with respect to the consolidated financial statements of Penn National Gaming, Inc. and Subsidiaries included in this Annual Report (Form 10-K) of Penn National Gaming, Inc. and Subsidiaries for the year ended December 31, 2018.

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
February 28, 2019